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                                                                     EXHIBIT 4.2

                               AMENDMENT NO. 1 TO
                           SECOND AMENDED AND RESTATED
                        PREFERRED SHARE RIGHTS AGREEMENT

     This Amendment No. 1 (this "Amendment") to Second Amended and Restated Preferred Shares Rights Agreement (the "Rights Agreement") is made effective as of April 26, 2001. This Amendment is an amendment to the Rights Agreement dated August 21, 2000 between Cyberonics, Inc., a Delaware corporation (the "Company"), and Fleet National Bank. (formerly known as BankBoston, N.A., formerly known as The First National Bank of Boston and referred to herein as the "Rights Agent").

                                    RECITALS

     WHEREAS, pursuant to and in compliance with Section 27 of the Rights Agreement, the Company and the Rights Agent wish to amend the Rights Agreement as set forth herein;

     NOW THEREFORE, the parties hereto agree as follows:

     Section 1. Amendments. From and after the effective date of this Amendment, the Rights Agreement shall be amended as follows:

     (a) The definition of "Acquiring Person" shall be amended to read in its entirety as follows:

     "Acquiring Person" shall mean any person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares then outstanding, but shall not include
     (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for, or pursuant to the terms of, any such plan, or (iv) any Exempt Person (so long as such Person remains an Exempt Person). Notwithstanding the foregoing, no Person shall be deemed to be an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding; provided, however, that, if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), then such Person shall be deemed to be an "Acquiring Person" unless upon becoming the Beneficial Owner of such additional Common Shares of the Company such Person does not beneficially own 15% or more of the Common Shares of the Company then outstanding.

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     Notwithstanding the foregoing, (i) if the Company's Board of Directors determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph
     (a), has become such inadvertently, and if such Person divested or divests as promptly as practicable a sufficient number or Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be or to have become an "Acquiring Person" for any purposes of this Rights Agreement, and (ii) if, as of the date hereof, any Person is the Beneficial Owner of 15% or more of the Common Shares outstanding, such Person shall not be or become an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), unless and until such time as Person shall become the Beneficial Owner of additional Common Shares (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), unless, upon becoming the Beneficial Owner of such additional Common Shares, such Person is not then the Beneficial Owner of 15% or more of the Common Shares then outstanding.

     (d) Section 1 of the Rights Agreement shall be amended to add the definition of "Exempt Person" as follows:

     "Exempt Person" shall mean the State of Wisconsin Investment Board ("SWIB"), unless such entity taken together with its Affiliates and Associates shall become the Beneficial Owner of 20% or more of the Common Shares outstanding subject to the same exceptions provided in the second and third sentences of the definition of "Acquiring Person" except that the reference to "15%" in such sentences shall be "20%" in the case of SWIB.

Section 27. Supplements and Amendments. Prior to the occurrence of a Triggering Event, the Company may supplement or amend this Rights Agreement in any respect without the approval of any holders of Rights, and the Rights Agent shall, if the Company so directs, execute such supplement or amendment. From and after the occurrence of a Triggering Event, the Company and the Rights Agent may from time to time supplement or amend this Rights Agreement without the approval of any holders of Rights in order to (i) cure any ambiguity, (ii) correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, (iii) shorten or lengthen any time period hereunder, or
(iv) to change or supplement the provisions hereunder in any manner that the Company may deem necessary or desirable and that shall not adversely affect the interests of the holders of Rights (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person); provided, this Rights Agreement may not be supplemented or amended to lengthen, pursuant to clause (iii) of this sentence, (A) a time period relating to when the Rights may be redeemed at such time as the Rights were not then redeemable or (B) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of Rights (other than Acquiring Person or an Affiliate or Associate of an Acquiring Person) and provided further, that for so long as the State of Wisconsin Investment Board is an "Exempt

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Person" (as defined herein), the definitions of "Exempt Person" and "Acquiring
Person" shall not be amended in any manner which would adversely affect the application of such terms to the State of Wisconsin Investment Board without its prior consent. Upon the delivery of a certificate from an appropriate officer of the Company that states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment. Prior to the Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Common Shares.

     (i) Exhibit B (Form of Rights Certificate) and Exhibit C (Summary of Rights to Purchase Common Shares) to the Rights Agreement shall be amended to conform to the changes in the Rights Agreement made and effected pursuant to this Amendment.

     Section 2. Remainder of Agreement Not Affected. Except as set forth in
Section 1 hereof, the terms and provisions of the Rights Agreement shall remain in full force and effect and are hereby ratified and confirmed.

     Section 3. Authority. Each party represents that such party has full power and authority to enter into this Amendment, and that this Amendment constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

     Section 4. Definitions, References.

     (a) Unless otherwise specifically defined herein, each term used herein which is defined in the Rights Agreement shall have the meaning assigned to such term in the Rights Agreement.

     (b) On and after the effective date of this Amendment (i) all references in the Rights Agreement, including Exhibits B and C, to the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment, and all prior amendments, and (ii) all references to "hereof," "hereunder," "herein," "hereby" and other similar references contained in the Rights Agreement as well as each reference to "this Agreement" and each other similar reference contained in the Rights Agreement shall refer to the Rights Agreement, as amended.

     Section 5. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the day and year first above written.

                                       CYBERONICS, INC.


                                       By: /s/ Robert P. Cummins
                                           -------------------------------------
                                           Robert P. Cummins
                                           Chief Executive Officer and President

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                                       FLEET NATIONAL BANK

                                       By: /s/ Joshua McGinn
                                           ----------------------
                                           Senior Account Manager

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